Exhibit 99.1

13620 38th Ave Ste 10H, Flushing, NY 11354 * US Tel:+1-347-871-1768 * 中国：+86-185-8360-2380 * http://www.jlkzcpa.com

In December 2019, a novel strain of coronavirus was reported to have surfaced in Wuhan, China, which has and is continuing to spread throughout China and other parts of the world, including the United States. On January 30, 2020, the World Health Organization declared the outbreak of the coronavirus disease (COVID-19) a “Public Health Emergency of International Concern,” and on March 11, 2020, the World Health Organization characterized the outbreak as a “pandemic”.

American Education Center, Inc., the Issuer, conducts a substantial part of its business in one of the most affected areas. The local government has imposed entry and travel restrictions on visitors and its residents, The Issuer has been following the recommendations of local health authorities to minimize exposure risk for its team members since early February 2020, including the temporary closures of its offices and having team members work remotely.

As a result of COVID-19, as we are working remotely with the Company’s employees and as the Company’s books and records were not easily accessible, we are experiencing a delay in our completion of the review process of the Issuer’s financial statements and therefore the Quarterly Report will not be completed by the original filing deadline.

/s/ JLKZ CPA LLP

Flushing, New York

May 14, 2020